Exhibit 21.1
Subsidiaries of Registrant

Name	Jurisdiction

K12 Management Inc.	Delaware
K12 Services Inc.	Delaware
Power-Glide Language Courses, Inc.	Utah
K12 International Holdings B.V.	Netherlands
Subsidiaries of K12 Management Inc.

Name	Jurisdiction

K12 Virtual Schools LLC	Delaware
K12 Classroom LLC	Delaware
K12 California LLC	Delaware
K12 Florida LLC	Delaware
K12 Washington LLC	Delaware
Subsidiaries of K12 International Holdings B.V.

Name	Jurisdiction

K12 International Academy B.V.	Netherlands
K12 International Ltd.	Cayman Islands
K12 Middle East Ltd.	Cayman Islands
K12 International LLC	Delaware
K12 International GmbH	Switzerland
Subsidiaries of K12 Middle East Ltd.

Name	Jurisdiction

K12 Middle East LLC	Delaware
K12 Middle East FZ LLC	UAE
Subsidiary of K12 International LLC

Name	Jurisdiction

Connaissance Developmental Services Pvt. Ltd.	India
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